Exhibit 10.3

Nevada Employer LLC

4285 Polaris Avenue

Las Vegas, NV 89103

(702) 215-5501

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 16th day of July, 2009, between Nevada Employer LLC (the “Employer”) and John Unwin (“Executive”).

RECITAL

The Employer wants to employ Executive, and Executive wants to be so employed by the Employer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, with this in mind and in consideration of the mutual promises set forth in this Agreement, the Employer and Executive hereby agree as follows:

1.	Term of Employment

(a) The term of Executive’s employment under this Agreement (the “Term”) shall commence the earlier of 1) the date which is five (5) business days following the expiration of any and all of Executive’s contractual obligation to Harrah’s Entertainment, Inc, or its affiliates or 2) January 7, 2010 (“Effective Date”) and shall end on the fourth anniversary of the Effective Date (the “Expiration Date”) (or such earlier date on which Executive’s employment is terminated under Section 9).

(b) Except as set forth in Section 10(r), upon the Expiration Date (or such earlier date on which Executive’s employment is terminated pursuant to Section 9) all obligations and rights under this Agreement shall immediately lapse. Employer and Executive agree to engage in discussions related to an extension of this Agreement beyond year four no later than 12 months prior to the Expiration Date. If Employer and Executive are unable to reach an agreement to extend this Agreement and if Executive’s employment continues beyond the Expiration Date, Executive shall remain an at-will employee whose employment may be terminated by either party to this Agreement at any time for any reason or no reason.

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2.	Compensation

(a) Base Salary. Commencing on the Effective Date, during the Term, Executive shall receive an annual base salary (“Base Salary”) of $800,000 paid in accordance with the Employer’s payroll policies in effect from time to time. During the Term, Executive’s Base Salary shall be reviewed no less frequently than annually and may be increased by an amount determined by the Employer, in its sole and absolute discretion and may not be decreased, without Executive’s written consent.

(b) Annual Bonus. Executive shall be eligible to receive an annual discretionary bonus (the “Annual Bonus”). Executive’s minimum Annual Bonus shall be $200,000 provided, however, that the actual amount of the Annual Bonus may be increased by the Employer, in its sole and absolute discretion, and may be based on, among other things, Executive’s contribution to the achievement of goals and objectives pertaining to the Employer, and Executive’s overall performance, as well as the performance of the Employer. The Annual Bonus shall be paid between January 1 and March 15 following the calendar year to which it relates. Executive must remain continuously employed by the Employer through the date on which the Annual Bonus is paid to be eligible to receive such Annual Bonus.

(c) Retention Bonus. If, (i) during the Term of the Agreement and prior to the Expiration Date, Nevada Property 1, LLC (the “Owner”) consummates a sale to an unrelated third party of all or substantially all of Nevada Property 1, LLC’s interest in The Cosmopolitan Resort & Casino project in Las Vegas, Nevada (the “Project”); and (ii) as of the date of completion of such sale, Executive’s employment has not terminated pursuant to Section 9, then Executive shall be paid a Retention Bonus of no less than $4,500,000, to be payable within 60 days following completion of the sale. The amount of the Retention Bonus may be increased by the Employer, in its sole and absolute discretion, and may be based on, among other things, Executive’s contribution to the achievement of goals and objectives pertaining to the Employer and/or Owner, including, but not limited to, the contribution of Executive to the sale of the Project, and Executive’s overall performance, as well as the performance of the Employer and/or Owner, including but not limited to the Employer’s and/or Owner’s gain on any such sale of the Project. If, as of the fourth anniversary of the Effective Date, there has not been any sale of the Project and (i) Executive continues in Employer’s employment through the Term and on the fourth anniversary of the Effective Date; and (ii) Executive executes a release in the form provided by the Employer

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within 50 days of the fourth anniversary of the Effective Date and that release becomes effective, then Executive shall be paid the Retention Bonus in the amount of $4,500,000 payable within 90 days following the fourth anniversary of the Effective Date. If, (i) at any time during the Term of the Agreement, Executive’s employment is terminated pursuant to Section 9(e); and (ii) Executive executes a release in the form provided by the Employer within 50 days of Executive’s termination of employment and that release becomes effective, then Executive shall be paid a Retention Bonus in the amount of $4,500,000 payable within 90 days following the date of termination of employment. If, (i) at any time during the Term of the Agreement, Executive’s employment is terminated pursuant to Section 9(f); and (ii) Executive executes a release in the form provided by the Employer within 50 days of Executive’s termination of employment and that release becomes effective, then Executive shall be paid a pro-rata portion of the Retention Bonus calculated as of the date of termination of employment as follows: (w) $166,666 per month for each month worked (calculated as of the monthly anniversary of the Effective Date) and only if the termination date is on or before December 1, 2010 or $2,000,000 if the termination date is after December 1, 2010, but on or before December 1, 2011; or (x) $3,000,000 if the termination date is after December 1, 2011, but on or before December 1, 2012; or (y) $4,000,000 if the termination date is after December 1, 2012, but on or before December 1, 2013; or (z) $4,500,000 if the termination date is after the fourth anniversary of the Effective Date. Any applicable pro-rata portion of the Retention Bonus will be payable within 90 days following the date of termination of employment. If, however, prior to the completion of any such sale, Executive’s employment is terminated pursuant to Section 9(a), 9(b), 9(c) or 9(d), the Executive shall not receive any portion of the Retention Bonus.

(d) Cash Sign-On Award. Executive will receive a one-time award, a “Signing Award,” in the amount of $500,000, less applicable withholdings, within 30 days after Executive commences employment. The Signing Award is not wages to which Executive is otherwise entitled and is not earned until Executive has provided one year of service. Therefore, Executive agrees to repay the Signing Award if he does not remain actively employed on the one year anniversary of the Effective Date. Executive’s obligation to repay the Signing Award is waived only in the event his employment is terminated by Employer pursuant to 9(c), 9(e) or 9(f) within one year from the Effective Date.

(e) The obligations of the Employer under this Section will be supported by an independent commitment from Nevada Property 1 LLC as confirmed in the attached Acknowledgement.

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3.	Title; Location

Executive shall serve as Chief Executive Officer for the Project. Executive’s principal place of business initially shall be at the Project; provided, however, that Executive acknowledges and agrees that Executive may be required to travel from time-to-time for business reasons.

4.	Duties

Executive shall have such duties as may be assigned to Executive from time to time by the Board of Directors of Nevada Property 1, LLC (the “Board”) or such other person or entity as designated from time-to-time by Deutsche Bank AG. Executive is also required to read, review and observe all of the Employer’s policies, procedures, rules and regulations in effect from time to time during the Term that apply to employees of the Employer, including, without limitation, the Code of Business Conduct and Ethics, as amended from time to time (a current version of which is attached as Exhibit A). Executive shall devote Executive’s full-time working time to the performance of Executive’s duties hereunder, shall faithfully serve the Employer, shall in all respects conform to and comply with the lawful directions and instructions given to Executive by the Board or such other person or entity designated from time-to-time by Deutsche Bank AG. Executive shall use Executive’s best efforts to promote and serve the interests of the Employer. Further, Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Employer or otherwise engage in activities that would interfere with Executive’s faithful performance of Executive’s duties hereunder; provided, however, that Executive may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with, or adverse to, Executive’s employment hereunder. Executive shall report directly to the Board or such other entity as designated by Deutsche Bank AG. Initially, Executive’s immediate supervisor shall be Jeff Baer. Executive’s duties shall include, but not be limited to, the following:

•	Setting, in conjunction with Nevada Property 1, LLC (“Owner”), and thereafter carrying out strategy for implementing the vision of the Project;

•	Designing, in conjunction with Owner, and thereafter implementing a marketing program to promote the Integrated image of the Project;

•	Timely hiring an executive team and all other employees of the Project other than those employed by third party managers and tenants;

•	Timely obtaining and maintaining all necessary licenses (e.g., gaming and liquor);

•	Opening the Project on a schedule and on a budget reasonably acceptable to Owner;

•	Developing community and other gaming association relationships;

•	Managing leasing and negotiation of all project elements;

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•	Overseeing construction/development activities;

•

Managing all operations, including oversight of all third party managed areas (e.g., hotel and nightclub) and leased areas (e.g., retail and restaurant), self-operated areas (e.g., casino, spa, and theater), residential condominium areas, and common areas (e.g., garage, pool decks, tennis courts, etc.);

•	Working with Owner to position the Project for a monetization of Owner’s investment;

•	Developing in conjunction with Owner, and thereafter Implementing rigorous financial reporting standards;

•	Using Executive’s best efforts to ensure the success of the Owner’s, Deutsche Bank AG’s, and Employer’s financial and business objectives;

•

Working interactively and in a constructive fashion with all the existing consultants and advisors retained by Employer, Owner, Deutsche Bank AG, or any parents, affiliates, subsidiaries or joint ventures of these entities (the “Employer’s Group”);

•	Using Executive’s best efforts to ensure satisfaction of the Owner’s, Deutsche Bank AG’s, and Employer’s stated goals, financial and otherwise;

•	Managing and overseeing the contractual and day-to-day relationship with the Jockey Club and its owners; and

•	Subject to any applicable restrictions on authority, performing all obligations of Owner under all contractual relationships with third parties, including third party managers and tenants.

5.	Expenses

To the extent Executive Incurs necessary and reasonable travel or other business expenses in the course of Executive’s employment, Executive shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time.

6.	Other Benefits

(a) Executive shall be eligible to participate in all health, welfare, retirement, pension, life insurance, disability, perquisite and similar plans, programs and arrangements generally available to employees of the Employer from time to time during the Term, subject to the then-prevailing terms, conditions and eligibility requirements of each such plan, program, or arrangement. The Employer has reserved the right to amend or terminate any such plan, program, or arrangement at any time.

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(b) Executive expressly agrees and acknowledges that after the Expiration Date (or such earlier date on which Executive’s employment is terminated pursuant to Section 9), Executive shall not be entitled to any additional benefits, except as specifically provided in this Agreement and the benefit plans in which Executive participates during the Term, and subject in each case to the then-prevailing terms and conditions of each such plan.

7.	Vacation and Paid Holidays

(a) Executive shall be entitled to 20 days Paid Time off (“PTO”) per 12-month period, commencing with the Effective Date, subject to reasonable pre-approval by the Employer. On each anniversary of the Effective Date, one half of any unused PTO balance shall carry forward to the subsequent 12-month period. Except as provided in the foregoing two sentences, vacation pay shall be governed by the normal vacation policies of the Employer in effect from time to time.

(b) Executive shall be entitled to all paid holidays allowed by the Employer to its full-time employees within the United States.

8.	Protection of the Employer’s Interests

Executive recognizes the following: (1) during Executive’s employment with the Employer, Executive shall have access to confidential information and valuable business relationships of the Employer; (2) the Employer’s confidential and business relationships are critical to the Employer’s success in the marketplace; (3) the Employer operates on a nationwide-basis, and therefore, the Employer’s commitment to protecting its confidential information and business relationships is nationwide; and (4) Executive’s employment in certain capacities with a competitor would involve the use or disclosure of the Employer’s confidential information. Therefore, in consideration for the compensation and confidential information provided to Executive, and that shall continue to be provided to Executive, to prevent the use or disclosure of the Employer’s confidential information, and to protect the valuable business relationships of the Employer, Executive agrees to the following:

(a) Duty of Loyalty. During Executive’s employment, Executive shall owe a “Duty of Loyalty” to the Employer, which includes, but is not limited to, Executive not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with any entity in the Employer’s Group, including, without limitation, as more fully set forth in Section 8(f)(I) below.

(b) Property of the Employer. All rights worldwide with respect to any and all intellectual or other property of any nature

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produced, created or suggested by Executive, whether on Executive’s own time or not, alone or with others, during the term of Executive’s employment or resulting from Executive’s services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Employer, (ii) result from or are suggested by any task assigned to Executive or any work performed by Executive on behalf of the Employer, (iii) were created using the time or resources of the Employer, or (iv) are based on any property owned or idea conceived by the Employer, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Employer. To the extent such work does not qualify as a work made for hire, Executive hereby irrevocably assigns all rights in such work to Employer, including the right to sue for infringement. Executive agrees to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Employer’s rights in such property and hereby appoints Employer as Executive’s attorney in fact should Executive be unavailable to execute such forms as may be necessary to register any such rights.

(c) Confidentiality. Executive acknowledges, and the Employer agrees, that during Executive’s employment, Executive will have access to, and become informed of, confidential and proprietary information concerning the Employer. During Executive’s employment and at all times following the termination of Executive’s employment, the confidential or proprietary information of any entity in the Employer’s Group shall not be used by Executive or disclosed or made available by Executive to any person except as required in the course of Executive’s employment. Executive specifically agrees that this Agreement constitutes confidential and proprietary information concerning the Employer. Upon the termination of Executive’s employment (or at any time on the Employer’s request), Executive shall return to the Employer all such information that exists, whether in electronic, written, or other form (and all copies or extracts thereof) under Executive’s control and shall not retain such information in any form, including without limitation on any devices, disks or other media. Without limiting the generality of the foregoing, Executive acknowledges signing and delivering to the Employer the Nondisclosure and Non-Solicitation Agreement attached as Exhibit B hereto (the “Nondisclosure and Non-Solicitation Agreement”) as of the Effective Date and Executive agrees that all terms and conditions contained in such agreement, and all of Executive’s obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.

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(d) Return of Property and Resignation from Office. Executive acknowledges that, upon termination of Executive’s employment for any reason whatsoever (or at any time on the Employer’s request), Executive shall promptly deliver to the Employer or surrender to the Employer’s representative all property of any entity in the Employer’s Group, including, without limitation, all documents and other materials (and all copies thereof) relating to the Employer’s business, all identification and access cards, all contact lists, all customer information including but not limited to customer lists and customer preferences, and third party business cards however and wherever preserved, and any equipment provided by any entity in the Employer’s Group, including, without limitation, computers, telephones, personal digital assistants, memory cards and similar devices that Executive possesses or has in Executive’s custody or under Executive’s control. Executive shall cooperate with the Employer by participating in interviews to share any knowledge Executive may have regarding the Employer’s intellectual or other property with personnel designated by the Employer. Executive also agrees to resign from any office held by Executive within the Employer immediately upon termination of Executive’s employment for any reason whatsoever (or at any time on the Employer’s request) and Executive irrevocably appoints any person designated as the Employer’s representative at that time as Executive’s delegate to effect such resignation.

(e) Covenant Not to Engage in Certain Activities. For the period six months following the termination of Executive’s employment for any reason whatsoever, Executive shall not, either alone or jointly, for pay or otherwise, with or on behalf of others, whether as principal, partner, agent, shareholder, director, employee, consultant, owner, manager or otherwise, engage in, supervise, or assist others to perform the same or similar activities in which Executive was engaged during the two (2) years prior to Executive’s separation with the Employer for any reason, either directly or indirectly, for any business that is within 100 miles of the Project engaged in or about to be engaged in (A) gaming, (B) casino and/or hotel and resort operations or management, or (C) marketing or solicitation on behalf of any such entity. It shall not be a violation of this Agreement to perform services for a diversified business or enterprise meeting the requirements of provisions (A), (B), or (C) above if Executive does not personally engage in, supervise, or have any other involvement whatsoever in any activities described in this Section and Executive does not have an ownership interest in the business or enterprise, except that the foregoing shall not prevent Executive from holding at any time less than five percent (5%) of the outstanding capital stock of any company whose stock is publicly traded. Executive

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expressly acknowledges and agrees that the restrictions contained in this Section 8(e) are reasonably tailored to protect the Employer’s legitimate business interests, and are reasonable in all circumstances in scope, duration and all other respects.

(f) Covenant Not to Solicit.

(i)	During Executive’s employment and for six months following the termination of Executive’s employment for any reason whatsoever, Executive shall not, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, directly or indirectly: (a) hire, offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment or engagement of the Employer, either for Executive’s own account or for any other person, firm or company, any person employed or otherwise engaged by any entity in the Employer’s Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Employer; or (b) retain, solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of any entity in the Employer’s Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Employer. Any exception to this provision must be pre-approved in writing by the Employer, the Owner and Deutsche Bank AG.

(ii)	During Executive’s employment and at all times following the termination of Executive’s employment for any reason whatsoever, Executive shall not use the confidential, trade secret information of the Employer or that of any entity in the Employer’s Group or any other unlawful means to directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of any entity in the Employer’s Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Employer.

(iii)	Executive expressly acknowledges and agrees that the restrictions contained in this Section 8(f) are reasonably tailored to protect the Employer’s confidential information and trade secrets, and are reasonable in all circumstances in scope, duration and all other respects. The provisions of this Section 8(f) shall survive the expiration or earlier termination of this Agreement.

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9.	Termination of Employment

(a) Resignation by Employee. Executive promises not to resign Executive’s employment prior to the Expiration Date. If Executive does attempt to resign in breach of this Section 9(a), the Employer may accept Executive’s resignation effective as of any date it determines. Should Executive resign his employment for any reason prior to the completion of a sale, Executive shall immediately forfeit any rights related to Section 2(c). Further, Executive agrees to provide the Employer with at least three (3) month’s notice of any intent not to continue Executive’s employment following the Expiration Date. During the three month notice period, Executive will continue to receive his full salary and benefits under this Agreement.

(b) By the Employer for Cause. At any time during the Term, the Employer may terminate Executive’s employment for “Cause,” which shall include, but not be limited to, a good-faith determination by the Employer that Executive: (i) engaged in misconduct or gross negligence in the performance of Executive’s duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of Executive’s employment; (ii) engaged in fraud, dishonesty, or any other improper conduct that causes, or in the sole and absolute discretion of the Employer has the potential to cause, harm to any entity in the Employer’s Group, including its business or reputation; (iii) violated any lawful directives or policies of the Employer or any applicable laws, rules or regulations; (iv) materially breached Executive’s employment agreement, Nondisclosure and Non-Solicitation Agreement or any other agreement with any entity in the Employer’s Group; (v) committed, was charged with, was convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude; (vi) breached Executive’s fiduciary duties to the Employer; or (vii) failed to obtain or maintain in good standing any necessary or desirable licenses or took any action that could reasonably be expected to jeopardize Executive’s, the Employer’s or any other member of the Employer’s Group’s ability to obtain or retain in good standing any necessary or desirable licenses. If Executive engages in an activity that Employer considers to be Cause for Executive’s termination and it is capable of being cured by Executive, Executive will (x) receive notice (written or otherwise) of that event and (y) have a reasonable opportunity to cure as determined by Employer in its sole discretion. If Executive’s employment terminates for any reason other than a termination by the Employer for Cause, at a time when the Employer had Cause to terminate Executive (or would have had Cause if it

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then knew all relevant facts), Executive’s termination shall be treated as a termination by the Employer for Cause.

(c) Death. In the event of Executive’s death during the Term, Executive’s employment shall terminate immediately and be deemed a Resignation as defined in Section 9(a) as of the date of Executive’s death.

(d) Disability. In the event that Executive has or develops a disability (as defined below) then, to the extent not prohibited by applicable law, the Employer shall have the right to terminate Executive’s employment. Executive acknowledges that, should such disability continue for a period of more than 12 weeks during any 12-month period, or if Executive occupies a key position or is performing key duties for the Employer at the time of such absence, any further absence likely would cause the Employer an undue hardship and/or substantial and grievous injury. Except to the extent provided by the Employer’s policies and practices then in effect, Executive shall not receive any Base Salary during any period of disability during which Executive is unable to perform the services required of Executive under this Agreement. For purposes hereof, a “disability” shall mean a physical or mental impairment that renders Executive unable to perform the duties required of Executive under this Agreement, even with the Employer providing Executive a reasonable accommodation, as determined by a physician selected by the Employer in its sole discretion. Executive shall cooperate and be available for any medical examination requested by the Employer with respect to any determination of whether Executive has a disability within ten (10) days of such a request.

(e) By Employer Due to a Shutdown of the Project. In the event Employer terminates Executive’s employment as part of a shutdown of the Project, Executive’s employment shall terminate immediately and Executive shall not be entitled to any severance pay except that Executive shall be eligible for a payment pursuant to Section 2(c).

(f) By Employer for Any Other Reason. Notwithstanding any other provision of this Agreement, the Employer may terminate Executive’s employment for any reason or no reason at any time. In the event Employer terminates Executive’s employment pursuant to this Section 9(f), Executive shall be eligible for a payment pursuant to Section 2(c) and shall be eligible for severance pay equal to eighteen months of the Executive’s base salary ($1,200,000), less applicable withholdings and subject to Executive executing a release in the form provided by the Employer and the release becoming effective.

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(g) Termination of Obligations. In the event of the termination of Executive’s employment under this Agreement pursuant to this Section 9, all obligations of Employer to Executive under this Agreement shall immediately terminate, except that Executive shall remain eligible for a payment pursuant to Section 2(c) in the event of a termination pursuant to Section 9(e) or 9(f) and shall remain eligible for severance pay in the event of a termination pursuant to Section 9(f). In addition, in the event of a termination pursuant to this Section 9, the Employer shall pay or provide Executive when due (a) any Base Salary earned but unpaid as of the date of Executive’s termination, (b) any business expenses incurred but not reimbursed under Section 5 as of the date of Executive’s termination, and (c) any amounts or benefits under any Employer compensation, incentive, or benefit plans vested but not paid as of the date of Executive’s termination.

10.	General Provisions

(a) Entire Agreement. This Agreement and the Nondisclosure and Non-Solicitation Agreement supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of Executive’s employment with the Employer, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and Executive. To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

(b) Use of Executive’s Name, Voice and Likeness. Executive hereby irrevocably grants the Employer the unrestricted right, but not the obligation, to use Executive’s name, voice or likeness for any publicity or advertising purpose in any medium now known or hereafter existing.

(c) Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Executive without the prior written consent of the Employer. The Employer may assign this Agreement or all or any part of its rights and obligations under this Agreement at any time without Executive’s consent and following such assignment all references to the Employer shall be deemed to refer to such assignee and the Employer shall thereafter have no obligation under this Agreement.

(d) No Conflict with Prior Agreements. Executive represents to the Employer that neither Executive’s commencement of employment

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under this Agreement nor the performance of Executive’s duties under this Agreement conflicts or will conflict with any contractual or legal commitment on Executive’s part to any third party, nor does it or will it violate or interfere with any rights of any third party.

(e) Successors. This Agreement shall be binding on and inure to the benefit of the Employer and its successors and assigns, including successors by merger and operation of law. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives.

(f) Waiver. No waiver by Executive or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(g) Expiration. This Agreement does not constitute a commitment of the Employer with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein. Upon the Expiration Date, or, if earlier, the termination of this Agreement pursuant to Section 9, it is the contemplation of both parties that Executive’s employment with the Employer shall cease, and that neither the Employer nor Executive shall have any obligation to the other with respect to Executive’s continued employment.

(h) Taxation. The Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes or amounts as shall be required or permitted pursuant to any law, governmental regulation or ruling or agreement with Executive.

(i) Choice of Law. Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of law principles.

(j) Conditions of Employment -Immigration, Background Check, Etc. Employment and this Agreement is conditioned upon satisfactory (i) proof of Executive’s identity and legal ability to work in the United States, (ii) passage of the Employer’s pre-employment processing,

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(iii) passage of a background check, (iv) passage of a drug screening, (v) Executive commencing employment within 5 days following the expiration of any and all of Executive’s contractual obligations to Harrah’s Entertainment, Inc. or its affiliates but in no event later than January 7, 2010 and (vi) acceptability of Executive to the relevant regulatory authorities and obtaining such licenses as are deemed necessary or desirable by the Employer.

(k) Arbitration.

(i)	Except as otherwise provided in this Agreement and in Section l0(n) hereof, any dispute or controversy between the Employer and Executive will be settled by final and binding arbitration by a single arbitrator to be held in the city in which Executive was last employed by the Employer, unless the Employer and Executive agree otherwise, in accordance with the JAMS rules for resolution of employment disputes then in effect, except as provided in this Section 10(k). The arbitrator the parties select will have the authority to grant any party all remedies otherwise available by law, but will not have the power to grant any remedy that would not be available in a state or federal court. Either party may seek court intervention in a dispute for interim equitable relief in a court of competent subject matter jurisdiction located within the city in which Executive was last employed by the Employer, but the resort to interim equitable relief will be pending and in aid of arbitration only, and in such cases the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction. The arbitrator will have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). This arbitration obligation shall not prohibit the Employer or Executive from filing a claim with an administrative agency, nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure.

(ii)	Notwithstanding anything to the contrary in the rules of JAMS, the arbitration shall provide (a) for written discovery and depositions as provided under the Federal Rules of Civil Procedure and (b) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which must be issued no later than thirty (30) days after a dispositive motion is heard or an arbitration hearing has completed. The Employer will pay the fees and administrative costs charged by the arbitrator and JAMS;

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provided, however, that if Executive initiates the claim, Executive must Initiate it by paying to JAMS an amount equal to the filing fee for the court of general jurisdiction in the state in which Executive was last employed by the Employer.

(iii)	Either party will have the same amount of time to file any claim against any other party as it would have if the claim had been filed in state or federal court. In conducting the arbitration, the arbitrator will follow the Federal Rules of Evidence (including but not limited to all applicable privileges).

(iv)	The arbitrator must be experienced in employment law. He or she will be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties will alternately strike names from a list provided by JAMS until only one name remains.

(v)	The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees, experts’ fees and costs, including the costs or fees charged by the arbitrator and JAMS, in addition to such other relief as may be granted, under the standards provided by law for awarding such fees and costs applicable to the claims asserted. Judgment may be entered on the arbitrator’s decision in any court having Jurisdiction.

(vi)	Executive understands that Executive’s and the Employer’s agreement to arbitrate all disputes means that both Executive and the Employer are waiving their right to file a court action, except for requests for injunctive relief pending arbitration. Executive also understands that both Executive and the Employer are giving up any right to a jury trial.

(l) Severability. It is expressly agreed by the parties that each of the provisions included in Sections 8(e) and 8(f) is separate, distinct, and severable from the other and remaining provisions of Sections 8(e) and 8(f), and that the invalidity or unenforceability of any Section 8(e) or 8(f) provision shall not affect the validity or enforceability of any other provision or provisions of this Agreement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force

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and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(m) Services Unique. Executive recognizes that the services being performed by Executive under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by Executive.

(n) Injunctive Relief. In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of Executive’s services or the provisions of Sections 8 and 9, Executive agrees that any remedy at law would be inadequate. Accordingly, Executive agrees that the Employer is entitled to obtain injunctive or other equitable relief for such breaches or threatened breaches in any court of competent jurisdiction. The injunctive and equitable relief provided for in this Section 10(n) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party. The parties agree to waive the requirement of posting a bond in connection with a court’s issuance of an injunction. If the Employer prevails in whole or in substantial part with respect to any litigation between Executive and the Employer concerning the interpretation of or performance under Section 8, the Employer shall recover from Executive its reasonable attorneys’ and other fees.

(o) Remedies Cumulative. The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(p) Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(q) Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended “Section 409A”). The Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to

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satisfy Section 409A shall have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Employer for purposes of the Agreement and no payments shall be due to Executive under the Agreement which are payable upon Executive’s termination of employment unless Executive would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to Executive pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of the Agreement, (1) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were Incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

(r) Survivability. The provisions of Sections l(b), 8, and 10 (as well as the Nondisclosure and Non-solicitation Agreement) shall survive the termination or expiration of this Agreement.

(s) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

(t) Legal Counsel. Executive acknowledges that Executive has been given the opportunity to consult with legal counsel or any other advisor of Executive’s own choosing regarding this Agreement. Executive understands and agrees that any attorney retained by the Employer, or any member of management who has discussed any term or condition of this Agreement with Executive or Executive’s advisor is only acting on behalf of the Employer and not on Executive’s behalf.

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(u) Right to Negotiate. Executive hereby acknowledges that Executive has been given the opportunity to participate in the negotiation of the terms of this Agreement. Executive acknowledges and confirms that Executive has read this Agreement and fully understands its terms and contents.

(v) No Broker. Executive has given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by the Employer in connection with Executive’s employment under this Agreement.

(w) All Terms Material. Executive’s failure to comply with any of the terms of this Agreement shall constitute a material breach of this Agreement.

11.	Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Employer:	Nevada Employer LLC
4285 Polaris Avenue
Las Vegas, NV 89103
Attention: Chief Legal Officer

To Executive:	John Unwin
at the address set forth in the
Employer’s personnel file

Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

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ACCEPTED AND AGREED TO:

Employer		Executive

NEVADA EMPLOYER LLC

By:	/s/ Jeff Baer	/s/ John Unwin
Date:	13 July 2009	John Unwin

By:	/s/ Anthony Pearl
Date:	7/14/09	Date: 7/17/09

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